                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                        _______________________________

                                  FORM 10-SB/A

                              AMENDMENT NO. 2 TO

                       GENERAL FORM FOR REGISTRATION OF
                     SECURITIES OF SMALL BUSINESS ISSUERS
                         UNDER SECTION 12(b) OR 12(g)
                          COMMISSION FILE NO. 0-25773

                         INFORMATION-HIGHWAY.COM, INC.
          (Name of small business issuer as specified in its charter)

            Florida                                    65-0154103
 (State or other jurisdiction of                    (I.R.S. Employer
  incorporation or organization)                 Identification Number)

                          185 - 10751 Shellbridge Way
                  Richmond, British Columbia V6X 2W8, Canada
 (Address, including postal code, of registrant's principal executive offices)

                                (604) 278-5996
                    (Telephone number including area code)


   Securities to be registered under Section 12(b) of the Exchange Act: None

               Securities to be registered under Section 12(g)
                       of the Exchange Act: Common Stock

________________________________________________________________________________

                                    PART III

Item 1.  Index to Exhibits


  Exhibit No.                                 Description                                Page No.
--------------   --------------------------------------------------------------------   ---------
     2.1*        Articles of Incorporation, restated as amended on February 23, 1999 and November 1, 1989

     2.2*        Bylaws

     3.1*        Specimen Share Certificate for Common Stock

     3.2*        Form of Warrants

     3.3*        Stock Option Plan

     3.4*        Form of Stock Option Agreement

     3.5*        Form of Warrants

     6.1**       VPOP Service Agreement between MetroNet Communications and YesIC
                  Communications

     6.2**       Level 3 Communications Terms and Conditions for Delivery of Service

     6.3**       ADSL Service Agreement dated August 24, 1999, by and between Bell
                  Atlantic Network Integration, Inc. and Information-Highway.com, Inc.

     8.1*        Agreement and Plan of Reorganization between the Company and
                  Information Highway, Inc.

    12.1         Annual report on Form 10-KSB for the fiscal year ended May 31, 1999

    27.1***      Financial Data Schedule

*         Previously filed.

** Incorporated by reference from the Company's annual report on Form 10-KSB for the fiscal year ended May 31, 1999, filed with the Securities and Exchange Commission on October 6, 1999.

*** Previously filed or incorporated by reference from the Company's annual report on Form 10-KSB for the fiscal year ended May 31, 1999, filed with the Securities and Exchange Commission on October 6, 1999, or incorporated by reference from the Company's quarterly report on Form 10-QSB for the quarterly period ended February 28, 1999, filed with the Securities and Exchange Commission on September 10, 1999.

                                   SIGNATURES

Pursuant to the requirements Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report or amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

INFORMATION-HIGHWAY.COM, INC.

                                    By: /s/ John G. Robertson
                                        ---------------------
                                      John G. Robertson, President
                                      Chief Executive Officer and Director

Dated:  October 26, 1999

                                 EXHIBIT INDEX


Exhibit No.         Description
-----------         --------------------------------------------------
    2.1*            Articles of Incorporation, restated as amended on February
                    23, 1999 and November 1, 1989

    2.2*            Bylaws

    3.1*            Specimen Share Certificate for Common Stock

    3.2*            Form of Warrants

    3.3*            Stock Option Plan

    3.4*            Form of Stock Option Agreement

    3.5*            Form of Warrants

    6.1** VPOP Service Agreement between MetroNet Communications and YesIC Communications

    6.2**           Level 3 Communications Terms and Conditions for Delivery of
                    Service

    6.3** ADSL Service Agreement dated August 24, 1999, by and between Bell Atlantic Network Integration, Inc. and Information-Highway.com, Inc.

    8.1* Agreement and Plan of Reorganization between the Company and Information Highway, Inc.

   12.1             Annual report on Form 10-KSB for the fiscal year ended May
                    31, 1999

   27.1***          Financial Data Schedule

   *                Previously filed.

   ** Incorporated by reference from the Company's annual report on Form 10-KSB for the fiscal year ended May 31, 1999, filed with the Securities and Exchange Commission on October 6, 1999.

   *** Previously filed or incorporated by reference from the Company's annual report on Form 10-KSB for the fiscal year ended May 31, 1999, filed with the Securities and Exchange Commission on October 6, 1999, or incorporated by reference from the Company's quarterly report on Form 10-QSB for the quarterly period ended February 28, 1999, filed with the Securities and Exchange Commission on September 10, 1999.